SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by Registrant  ☒                                         Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant Section 240.14a-12

FREIGHTCAR AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

FREIGHTCAR AMERICA, INC.

Two North Riverside Plaza, Suite 1300

Chicago, Illinois 60606

ADDITIONAL MATERIALS FOR PROXY STATEMENT

DATED MAY 2, 2013

The following additional materials provide updated information relating to our proxy statement dated April 12, 2013 delivered in connection with the annual meeting of stockholders of FreightCar America, Inc. (the “Company”) to be held at 10:00 a.m. (local time) on Friday, May 17, 2013 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604, and at any postponements or adjournments of the meeting. The purpose of the additional materials is to provide information relating to recent changes in the Company’s management. Except as amended or supplemented by the information contained herein, all information set forth in the proxy statement remains accurate and should be considered in casting your vote in person or by proxy at the annual meeting. To the extent that the information herein differs from or updates information contained in the proxy statement, the information herein is more current.

Effective as of May 1, 2013, Joseph E. McNeely was appointed by the board of directors of the Company as President and Chief Operating Officer of the Company. Mr. McNeely served as Vice President, Finance, Chief Financial Officer and Treasurer of the Company since September 2010. In his new role as President and Chief Operating Officer, Mr. McNeely will assume responsibility for managing the Company’s day-to-day business operations and executing the Company’s strategic plan. The Company’s executive leadership team will report directly to Mr. McNeely. Mr. McNeely also will continue to oversee the Company’s finance function until a successor Chief Financial Officer is appointed.

Effective April 30, 2013, Edward J. Whalen resigned as the President of the Company, to facilitate Mr. McNeely’s appointment to the role of President. Mr. Whalen will continue in his role as Chief Executive Officer of the Company, overseeing the Company’s strategic initiatives and supporting Mr. McNeely’s transition into his new role. Mr. Whalen also will continue to serve on the board of directors of the Company as a Class II director and, as described in the proxy statement, will be a nominee for Class II director at the annual meeting.

Additional Information

The information in the proxy statement under the caption “Governance of the Company” is updated as follows.

Nominees for election at this meeting for terms expiring in 2016

Edward J. Whalen, 64, was appointed as our President and Chief Executive Officer on December 18, 2009 and has served as a director since that date. Effective April 30, 2013, Mr. Whalen resigned as our President. He continues to serve as our Chief Executive Officer. Previously, he served as our Senior Vice President, Marketing and Sales, from December 2004 to September 2008. He also served as Senior Vice President, Marketing and Sales, for our subsidiaries from 1991 to December 2004. In 1991, Mr. Whalen was a member of the group of investors that acquired the Company from Bethlehem Steel. Prior to that, Mr. Whalen was President of Pullman Leasing Company, a railcar leasing business, after serving in various finance positions for Pullman Leasing Company, including Vice President of Finance and Treasurer. Mr. Whalen originally joined Pullman, Inc., the parent of Pullman Leasing Company, in 1972. In addition to his current role as our Chief Executive Officer, the board of directors benefits from Mr. Whalen’s many years of prior service as a senior executive of the Company, including his service as our President, and his more than 40 years of railcar industry experience.

The information in the proxy statement under the caption “Executive Compensation” is updated as follows.

Executive Officers

The following table sets forth certain information concerning Messrs. McNeely and Whalen:

Name	Age	Position(s)

Joseph E. McNeely	48	President and Chief Operating Officer

Edward J. Whalen	64	Chief Executive Officer and Director

Joseph E. McNeely, 48, was appointed as our President and Chief Operating Officer effective May 1, 2013. Previously, he served as FreightCar America’s Vice President, Finance, Chief Financial Officer and Treasurer since September 2010. He joined the Company from Mitsui Rail Capital, LLC, a railcar leasing and services company, where he served as Vice President. While working for Mitsui, Mr. McNeely focused his efforts on railcar leasing and marketing, business development and diversifying their railcar portfolio. Previously, he held positions at GATX Corporation, including Vice President Finance for GATX Rail and Vice President Finance and IT for GATX Terminals Corporation. Prior to joining GATX, Mr. McNeely spent 12 years at Arthur Andersen LLP. Mr. McNeely is a Certified Public Accountant.

Edward J. Whalen, 64, was appointed as our President and Chief Executive Officer on December 18, 2009 and has served as a director since that date. Effective April 30, 2013, Mr. Whalen resigned as our President. He continues to serve as our Chief Executive Officer. Previously, he served as our Senior Vice President, Marketing and Sales, from December 2004 to September 2008. He also served as Senior Vice President, Marketing and Sales, for our subsidiaries from 1991 to December 2004. In 1991, Mr. Whalen was a member of the group of investors that acquired the Company from Bethlehem Steel. Prior to that, Mr. Whalen was President of Pullman Leasing Company, a railcar leasing business, after serving in various finance positions for Pullman Leasing Company, including Vice President of Finance and Treasurer. Mr. Whalen originally joined Pullman, Inc., the parent of Pullman Leasing Company, in 1972.

Other Matters

The additional materials contained herein do not change the proposals to be acted upon at the annual meeting, which are described in the proxy statement. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. Important information regarding how to vote your shares and revoke proxies already cast is available in the proxy statement.

2